UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   December 24, 2002

RESTORAGEN, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-30493	47-0727668
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

3820 NW 46th Street Lincoln, Nebraska		68524-1637
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  402-470-2100

Items 1, 2, 3, 4, 6, 7, 8 and 9 are not applicable and therefore omitted.

Item 5.  Other Events.

On December 24, 2002, Restoragen, Inc. entered into an Asset Purchase Agreement and License Agreement ("Agreement") with Amylin Pharmaceuticals, Inc. under which Restoragen agreed (i) to assign to Amylin all of the Restoragen GLP-1 patent portfolio and clinical development program and (ii) to grant Amylin a non-exclusive license to Restoragen’s manufacturing patents.  In exchange for the assignment of the assets and license grant, Restoragen would receive a cash payment from Amylin of approximately $4 million.  The Agreement contemplates that Amylin will assume responsibility for Restoragen’s ongoing clinical study evaluating the effects of GLP-1 on heart failure in patients who meet physiologic criteria for cardiac transplantation but who are ineligible for transplant.  If Amylin develops and commercializes a product covered by the Restoragen patent portfolio, then Amylin is required pay Restoragen additional future milestone and royalty payments.  The amount of these payments will vary depending on the type and medical indication of the commercialized product.

The Agreement with Amylin is subject to certain conditions, including the approval of the United States Bankruptcy Court for the District of Nebraska (the "Court").  On December 17, 2002, Restoragen filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the Court.  Restoragen currently operates as a debtor in possession.

On December 24, 2002, Restoragen filed with the Court a motion to approve the sale and license of assets pursuant to the terms of the Agreement.  Restoragen expects a hearing on the motion to be held in mid January 2003.  Any proceeds received by Restoragen from the sale of assets and the license granted under the Agreement will be subject to priorities under the Bankruptcy Code and applicable law, including the rights of secured note holders who are owed approximately $19.5 million.

SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RESTORAGEN, INC.

By	/s/ David S. Walker
David S. Walker
Senior Vice President and
Chief Financial Officer

Dated:   December 26, 2002